Exhibit 24.1


                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement pertaining to the Fruit of the Loom Inc. 1995 Executive Incentive Compensation Plan and the Fruit of the Loom, Inc. 1995 Non-Employee Directors' Stock Plan and in the related Prospectuses of our report dated February 14, 1995 with respect to the consolidated financial statements and schedule of Fruit of the Loom, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP



Chicago, Illinois
January 3, 1996